Exhibit (h)(32)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the "Agreement"), dated as of January 19, 2022 ("Effective Date"), is made among, the Invesco Growth Series and the Invesco Investment Funds on behalf of each of their series listed in Schedule A, severally and not jointly (each, an "Acquiring Fund, " and collectively, the "Acquiring Funds" ) and DBX ETF Trust, on behalf of each of its series (except such series listed on Schedule B, as may be amended from time to time), severally and not jointly (each, an "Acquired Fund" and together with the Acquiring Funds, the "Funds").

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter ("Distributor") or any brokers or dealers registered under the Securities Exchange Act of 1934 ("Brokers") may knowingly sell shares of such registered investment company to other investment companies; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered open-end investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of, and in reliance on, the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A), in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1

1.	Terms of Investment

(a)   The Funds note that each Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Funds can only be submitted by Brokers or other participants of a registered clearing agency (collectively, "Authorized Participants") that have entered into an agreement ("Participation Agreement") with the Acquired Funds' distributor to transact in shares of the Acquired Funds. The Acquired Funds also have policies and procedures (the "Basket Policies") that govern creations and redemptions of the Acquired Funds' shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in- kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Funds will transact in shares in the Acquired Funds on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund's investment in shares of an Acquired Fund should assist the Acquired Fund's investment adviser with making the required findings under the Rule.

(b)  In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with publicly available information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations and warranties of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

2

Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in Ineligible Funds (as defined in Schedule B).

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquired Fund:	If to the Acquiring Fund:

Frank Gecsedi	Invesco ETFs
Chief Compliance Officer - DBX ETF Trust	3500 Lacey Road, Suite 700
DWS Investment Management Americas	Downers Grove, IL 60515
875 Third Avenue	Attn: General Counsel
New York, NY 10022	Email: 12d-1request@invesco.com
Email: frank.gecsedi@db.com

With a copy to: John Millette	With a copy to: Client Contracts
Secretary - DBX ETF Trust	Email: dealersupport@invesco.com
DWS Investment Management Americas
100 Summer Street, 8th Floor
Boston, MA 02110
Email: john.millette@db.com

5.	Term and Termination; Assignment; Amendment

(a)  This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)  This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)  This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party, such permitted third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party.

(d)   This Agreement may be amended, including the addition of Acquiring Funds to Schedule A, only in writing that is signed by each affected party, except that Schedule B to this Agreement may be amended by the Acquired Funds, in their sole discretion.

3

(e)   In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)  In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that are involved in the matter in controversy and not to any other series of the Acquired Funds.

6.	Miscellaneous

(a)             Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations.

(b)            Counterparts. This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.

(c)             Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

Signatures appear on the following page.

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Invesco Growth Series on behalf of its series listed on Schedule A, Severally and Not Jointly

Elizabeth Nelson	/s/ Elizabeth Nelson	Assistant Secretary
Name of Authorized Signer	Signature	Title

Invesco Investment Funds on behalf of its series listed on Schedule A, Severally and Not Jointly

Elizabeth Nelson	/s/ Elizabeth Nelson	Assistant Secretary
Name of Authorized Signer	Signature	Title

DBX ETF Trust, on behalf of each of its series, except such series as are listed on Schedule B

/s/ Freddi Klassen
Name of Authorized Signer	Signature	Title

5

SCHEDULE A

Applicable Funds

Underlying Trusts	Acquiring Funds
Invesco Growth Series, a Delaware Statutory Trust

Invesco Active Allocation Fund

Invesco Select Risk: Conservative Investment Fund
Invesco Select Risk: Growth Investor Fund

Invesco Select Risk: High Growth Investor Fund
Invesco Select Risk: Moderate Investor Fund

Invesco Select Risk: Moderately Conservative Investor Fund
Invesco Income Allocation Fund

Invesco Peak Retirement 2010 Fund
Invesco Peak Retirement 2015 Fund
Invesco Peak Retirement 2020 Fund
Invesco Peak Retirement 2025 Fund
Invesco Peak Retirement 2030 Fund
Invesco Peak Retirement 2035 Fund
Invesco Peak Retirement 2040 Fund
Invesco Peak Retirement 2045 Fund
Invesco Peak Retirement Destination Fund
Invesco Peak Retirement 2050 Fund
Invesco Peak Retirement 2055 Fund

Invesco Peak Retirement 2060 Fund
Invesco Peak Retirement 2065 Fund

Invesco Investment Funds, a Delaware Statutory Trust	Invesco Global Allocation Fund

6

SCHEDULE B

Ineligible Funds

DBX ETF Trust

Xtrackers MSCI All China Equity ETF

Xtrackers Risk Managed USD High Yield Strategy ETF

7